Exhibit 99.2

Jennifer Locke
Chief Executive Officer
Crimson Wine Group
5901 Silverado Trail
Napa, CA. 94558

Re: Annual Shareholders Meeting Tabulation July 28, 2023

Dear Ms. Locke,

As the appointed Inspector of Elections and Tabulation Agent for the Crimson Wine Group, Ltd. (the “Company”) 2023 Annual Shareholders Meeting on July 28, 2023 (the “Annual Meeting”), please be advised that after the conclusion of the meeting and delivery of our certificate of results and a revised certificate of results (as revised, the “Certificate of Inspector”), we were made aware that our prior calculation of the voting results for Proposal 4 was incorrectly tabulated on our Certificate of Inspector based upon a voting quorum and instead should have been calculated based upon the total outstanding shares entitled to vote at the Annual Meeting consistent with voting standard set forth under the Company’s Proxy Statement in connection with the Annual Meeting. Once the voting tabulation for Proposal 4 was corrected, it was determined that a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting did not vote “for” Proposal 4 resulting in Proposal 4 not being passed. We have since adjusted and reissued a revised Certificate of Inspectors Report reflecting the correct and accurate tabulation of the votes for the Annual Meeting related to Proposal 4.

Sincerely yours,

Barry S. Rosenthal
Barry S. Rosenthal
Inspector of Elections.

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